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Exhibit 11

Harmon Industries, Inc.
Form 10-Q
Computation of Per Share Earnings
(in thousands, except earnings per share)

	Three Months ended June 30,
	2000	1999
Basic:
Net earnings	$(84)	$1,379

Weighted average shares outstanding	11,383	11,023
Shares representing unearned compensation	(11)	(11)

Total	11,372	11,012

Basic earnings per share	$(0.01)	$0.13

Diluted:
Net earnings	$(84)	$1,379

Weighted average shares outstanding	11,383	11,023
Shares representing unearned compensation	(11)	(11)
Equivalent shares under option plans	41	99

Total	11,413	11,111

Diluted earnings per share	$(0.01)	$0.12

	Six Months ended June 30,
	2000	1999
Basic:
Net earnings	$1,949	$2,582

Weighted average shares outstanding	11,378	10,884
Shares representing unearned compensation	(11)	(11)

Total	11,367	10,873

Basic earnings per share	$0.17	$0.24

Diluted:
Net earnings	$1,949	$2,582

Weighted average shares outstanding	11,378	10,884
Shares representing unearned compensation	(11)	(11)
Equivalent shares under option plans	39	115

Total	11,406	10,988

Diluted earnings per share	$0.17	$0.23

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Harmon Industries, Inc. Form 10-Q Computation of Per Share Earnings (in thousands, except earnings per share)